                                                                 Exhibit 12

SCANA CORPORATION
CALCULATIONS OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1995
(Thousands of Dollars)




  Net earnings(1)                                               $377,720

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $37,774
    Other indebtedness(1)                          $57,260
        Total annualized interest charges                       $ 95,034

            Bond ratio                                              3.97


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).


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

SCANA CORPORATION
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1995
(Thousands of Dollars)



  Net earnings(1)                                               $503,940


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $94,912
    Other indebtedness(1)                          $  -
        Total annualized interest charges                       $ 94,912


            New Bond Ratio                                          5.31



(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).




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

SCANA CORPORATION
CALCULATIONS OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1995
(Thousands of Dollars)


  Net Earnings (1)                                              $276,870

  Divide by annualized interest charges on:
    Bonds authenticated under SCE&G's
      mortgage bond indentures                     $94,912
    Other indebtedness (1)                         $ 6,621
    Preferred Dividend Requirements                $ 5,629
        Total annualized interest charges                       $107,162

            Preferred stock ratio                                   2.58




(1)  As defined under SCE&G's Restated Articles of Incorporation.



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<PAGE 3>



                                                               SCANA CORPORATION
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  For Each of the Five Years Ended December 31, 1995
                                               (Thousands of Dollars)



                                                                    Years Ended December 31,

                                                     1995        1994        1993        1992        1991
Fixed Charges as defined:
  Interest on long-term debt..................     $113,882    $106,573    $ 96,916    $ 92,178    $ 87,854
  Amortization of debt premium, discount and
   expense (net)..............................        2,486       2,231       1,779         874         836
  Other interest expense......................       17,102       6,749       8,672       8,819       7,648
  Interest component of rentals...............        2,771       2,717       2,853         929         897

      Total Fixed Charges (A).................     $136,241    $118,270    $110,220    $102,800    $ 97,235

Earnings, as defined:
  Income......................................     $174,026    $121,407    $171,457    $124,140    $129,671
  Income taxes................................       99,116      62,488      90,714      60,291      68,687
  Total fixed charges above...................      136,241     118,270     110,220     102,800      97,235

      Total Earnings (B)......................     $409,383    $302,165    $372,391    $287,231    $295,593

Ratio of Earnings to fixed charges (B/A)......         3.00        2.55        3.38        2.79        3.04










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